EXHIBIT 21

ECOSPHERE TECHNOLOGIES, INC.

SUBSIDIARIES

Ecosphere Systems, Inc.

Ecosphere Envirobotic Solutions, Inc.

Ecosphere Energy Solutions, Inc.